Exhibits 5.1 and 23.1

February 24, 2010

American Honda Receivables Corp.
20800 Madrona Ave.
Torrance, California 90503

Re:	Honda Auto Receivables 2010-1 Owner
Trust Asset Backed Notes Series 2010-1

Ladies and Gentlemen:

We have acted as counsel to American Honda Receivables Corp. (the “Company”) in connection with the issuance by Honda Auto Receivables 2010-1 Owner Trust (the “Trust”) of the Asset-Backed Notes, Series 2010-1 (the “Notes”) pursuant to a prospectus dated June 29, 2009, as supplemented by a prospectus supplement dated February 18, 2010 (collectively, the “Prospectus”).  The Trust was formed pursuant to the short-form trust agreement dated as of January 15, 2010, among the Company and The Bank of New York Mellon, as owner trustee (the “Owner Trustee”), and BNY Mellon Trust of Delaware, as Delaware trustee (the “Delaware Trustee”), as amended and restated pursuant to an Amended and Restated Trust Agreement dated as of February 24, 2010 (the “Trust Agreement”).

A Registration Statement of the Company on Form S-3 (File No. 333-150095) was filed with the Securities and Exchange Commission (the “Commission”) on April 4, 2008, including all amendments thereto, and as the same may be amended from time to time (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”).  The Registration Statement was declared effective on May 27, 2008.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of February 1, 2010 (as amended and supplemented from time to time, the “Indenture”), between the Trust and Union Bank, N.A., as indenture trustee (the “Indenture Trustee”).

We have examined forms of the:

(a)        Trust Agreement;

(b)        Indenture;

(c)        Receivables Purchase Agreement dated as of February 1, 2010 between American Honda Finance Corporation and the Company;

(d)        Sale and Servicing Agreement dated as of February 1, 2010 among the Trust, the Company and American Honda Finance Corporation;

(e)        Administration Agreement dated as of February 1, 2010 among the Trust, American Honda Finance Corporation, the Company and the Indenture Trustee;

(f)        Underwriting Agreement dated February 18, 2010 between RBS Securities Inc. and Deutsche Bank Securities Inc., as representatives for the several underwriters, the Company and American Honda Finance Corporation;

(g)	specimens of each class of the Notes.

We refer to the documents listed in (a) through (g) above as the Transaction Documents.  Capitalized terms used but not defined herein have the meanings assigned to them in the applicable Transaction Documents.

We have also examined copies of the Certificate of Incorporation and By-Laws of the Company, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based upon and subject to the foregoing, we are of the opinion that when the issuance, execution and delivery of the Notes has been authorized by all necessary corporate action of the Company, and when such Notes have been duly executed and delivered in accordance with the Indenture, authenticated by the Indenture Trustee pursuant to the Indenture and sold pursuant to the Underwriting Agreement and as described in the Registration Statement, assuming that the terms of such Notes are otherwise in compliance with applicable law at such time, such Notes will constitute valid and binding obligations of the Trust, enforceable in accordance with their respective terms and the terms of Indenture. This opinion is subject to the effect of bankruptcy, insolvency, moratorium, fraudulent conveyance and similar laws relating to or affecting creditors' rights generally and court decisions with respect thereto and we express no opinion with respect to the application of equitable principles or remedies in any proceeding, whether at law or in equity.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the references to this firm in the Prospectus which forms a part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Company or any dealer in connection with the registration of the Securities under the securities or blue sky laws of any state or jurisdiction. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By: /s/ Gary D. Roth

  Gary D. Roth, A Partner